EXHIBIT 10.3

February 22, 2013

By Hand Delivery

Mr. Patrick Dempsey
84 Northington Drive
Avon, Connecticut 06001

Re:    Offer Letter

Dear Patrick:

We are delighted to confirm our offer to promote you to President and Chief Executive Officer, Barnes Group Inc. (the “Company”), effective March 1, 2013, subject to approval by the Company's Board of Directors (the “Board”) of the current Chief Executive Officer's resignation on the same date (“Commencement Date”) which has occurred. In this position, you will report directly to the Board. It is expected that the Board will nominate you to become a member of the Board to fulfill the term of the outgoing Chief Executive Officer's seat on the Board, effective immediately following the Annual Meeting on May 3, 2013. Any successive terms on the Board will be subject to stockholder approval at subsequent Annual Meetings, commencing with the Annual Meeting in May 2014.

1.	Compensation.

A.
Salary. As compensation for your services as President and Chief Executive Officer of the Company, you will receive a base salary at the rate of $750,000 per annum, payable in accordance with the Company's regular payroll practices.

B.
Cash Incentive Compensation. You will continue to participate in the Performance Linked Bonus Plan for Selected Executive Officers (PLBP) with the Corporate Office designated objectives. In connection with your promotion, your target incentive will be increased to 75% of base salary with a maximum of 225% of base salary. Participation in the Company's short term incentive plan brings your total cash compensation (base salary plus annual incentive) to $1,312,500 at target and $2,437,500 at maximum on an annualized basis. For 2013, your participation in the PLBP with the new target incentive and maximum will be prorated from the Commencement Date with the target incentive and maximum set for your prior position applying prior to the Commencement Date.

C.
Equity Incentive Compensation. In addition to the time-vested restricted stock units (RSUs), stock options and performance share units (PSUs) granted to you on February 12, 2013, the Compensation Management and Development Committee

of the Board will award you an additional 13,600 RSUs, 25,300 stock options and 22,600 PSUs on the Commencement Date to bring your total equity incentive compensation value to $1,760,000. The additional awards will be subject to the same terms and conditions as the respective awards granted to you on February 12, 2013, except that the additional stock options will have an exercise price equal to the closing price of the Company's common stock on March 1, 2013, in accordance with the terms of the Barnes Group Inc. Stock and Incentive Award Plan.

As you are aware, stock ownership guidelines have been established for our leadership team to ensure that management's interests are aligned with our stockholders' interests. The guideline for your new position is five times (5x) base salary.

D.
Benefits. You will continue to receive the same retirement and health and welfare benefits, including participation in the Barnes Group Inc. Senior Executive Enhanced Life Insurance Program (SEELIP), except that your new base salary will be taken into account for purposes of the level of benefits provided to you pursuant to the respective benefits plans and programs, to the extent applicable. You remain eligible for an executive physical benefit and financial planning assistance. The financial planning benefit provides for reimbursement of professional financial planning assistance and tax planning and preparation services, to a maximum of $4,000 on a calendar basis. The value of the executive physical benefit and financial planning assistance is considered taxable income to you.

E.
Recoupment. You will continue to be subject to the Incentive Compensation Reimbursement Agreement between you and the Company, effective February 13, 2012, in accordance with the terms and conditions thereof, except as such agreement may be amended to comply with applicable law.

2.     Severance. You will continue to be covered by the Barnes Group Inc. Executive Separation Pay Plan, which will be amended to provide that in the event of your covered termination of employment, not in connection with a change in control of the Company, you will receive two times your base salary and a pro rata actual bonus, based on the number of days in which you were employed in the calendar year in which the covered termination occurs. Your Severance Agreement with the Company, as amended on December 31, 2008, will continue to remain in effect in accordance with the terms and conditions thereof.

3.     Executive Covenants. As a consequence of this promotion, and in exchange for the enhanced compensation and severance detailed in this letter, you will need to execute the attached agreement respecting the restrictive covenants to which you will be subject.

This letter agreement sets forth our offer of continued employment and is not intended to create an expressed or implied contract of any kind, nor shall it be construed to constitute a promise or contract of lifetime or continuing employment. Your employment with Barnes Group Inc. is at will and may be terminated at any time, with or without cause, by either you or the Company. The terms of this offer supersede and take the place of any prior written or oral offers of employment. Barnes Group Inc. also has the right to change, interpret, withdraw, or add to any of the policies, benefits, terms or conditions of employment at any time. The terms and conditions of this letter agreement may only be amended or modified in writing if they are approved by the Board.

If you have any questions with regard to the above, please call Dawn N. Edwards, Senior Vice President, Human Resources, Barnes Group Inc., directly at (860) 973-2119.

Please sign, date, and return the enclosed duplicate copy of this letter agreement to me today, Friday, February 22, 2013 to indicate your acceptance of this offer.

Sincerely,

/s/ THOMAS O. BARNES

Thomas O. Barnes
Chairman of the Board
Barnes Group Inc.

Agreed and accepted:

/s/ PATRICK DEMPSEY	February 26, 2013
Patrick Dempsey	Date